ARTICLES OF AMENDMENT
OF THE
THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
EAGLE BULK SHIPPING INC.

Eagle Bulk Shipping Inc. (the “Corporation”), a corporation organized and existing under the Business Corporations Act of 1990, as amended, of the Republic of the Marshall Islands (the “BCA”), does hereby certify as follows:

(1) The name of the Corporation is Eagle Bulk Shipping Inc.

(2) The original articles of incorporation of the Corporation were filed with the office of the Registrar of Corporations of the Republic of the Marshall Islands on March 23, 2005 under the name Eagle Bulk Shipping Inc., and were amended and restated as of June 3, 2005 (the “Amended and Restated Articles of Incorporation”), as further amended as of May 21, 2012, and were amended and restated as of October 15, 2014, as further amended as of August 2, 2016, and were amended and restated as of August 3, 2016 (the “Third Amended and Restated Articles of Incorporation”). A Statement of Designations with respect to the Amended and Restated Articles of Incorporation was filed with the office of the Registrar of Corporations of the Republic of the Marshall Islands as of November 12, 2007.

(3) Article FOURTH of the Third Amended and Restated Articles of Incorporation is hereby amended by adding the following paragraph to the end of Article FOURTH:

“2020 Reverse Stock Split. At 9:00 a.m. Eastern Time, on September 15, 2020 (the “2020 Reverse Stock Split Effective Date”), pursuant to the BCA and the articles of amendment adding this paragraph to Article FOURTH of these Amended and Restated Articles of Incorporation (the “2020 Reverse Stock Split Effective Date”), each seven (7) shares of Common Stock issued and outstanding immediately prior to the 2020 Reverse Stock Split Effective Date either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “2020 Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that in lieu of issuing any such fractional shares, fractional shares resulting from the 2020 Reverse Stock Split will be rounded down to the nearest whole share and provided, further, that shareholders who would otherwise be entitled to receive fractional shares because they hold less than seven (7) shares will receive a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per share on NASDAQ on the trading day immediately preceding the 2020 Reverse Stock Split Effective Date. Each certificate, if any, that immediately prior to the 2020 Reverse Stock Split Effective Date represented shares of Common Stock (“2020 Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the 2020 Old Certificate shall have been combined, subject to the elimination of fractional shares as described above.”

(4) All of the other provisions of the Third Amended and Restated Articles of Incorporation shall remain unchanged.

(5) This amendment to the Third Amended and Restated Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares of the Corporation with a right to vote thereon at the annual meeting of shareholders of the Corporation held on June 19, 2020.

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IN WITNESS WHEREOF, I have executed this Amendment to the Third Amended and Restated Articles of Incorporation on this 14th day of September, 2020.

/s/ Frank De Costanzo
Name: Frank De Costanzo
Title: Chief Financial Officer and Secretary

NOTARIAL STATEMENT

State of Connecticut )
) ss.: Stamford
County of Fairfield )

I, Janet M. Devita, Notary Public of the State of Connecticut, does hereby attest that on the 14th day of September, 2020, Frank De Costanzo proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

[SEAL]
/s/ Janet M. Devita

Notary Public